AmTrust Financial Services, Inc. Reports Third Quarter 2016 Net Income Per Diluted Share(2) of $0.60 and Operating Earnings Per Diluted Share(1)(2) of $0.73
Book Value Per Common Share(2) of $15.30, Up 18.5% Since September 30, 2015
Annualized Return on Common Equity of 15.9% and Annualized Operating Return on Common Equity(1) of 19.4%

Financial Highlights
Third Quarter 2016

•	Gross written premium of $2.03 billion, up 14.2% compared to $1.78 billion in the third quarter 2015

•	Net earned premium of $1.20 billion, up 14.4% from $1.05 billion in the third quarter 2015

•	Net income attributable to common stockholders of $103.6 million compared to $182.7 million in the third quarter 2015

•	Operating earnings(1) of $126.3 million compared to $150.9 million in the third quarter 2015

•	Diluted EPS(2) of $0.60 compared to $1.09 in the third quarter 2015

•	Operating diluted EPS(1)(2) of $0.73 compared to $0.89 in the third quarter 2015

•	Service and fee income of $146.6 million, up 16% from $126.1 million in the third quarter 2015

•	Combined ratio of 91.5% compared to 92.6% in the third quarter 2015

•	Weighted average diluted shares outstanding(2) of 173.1 million, up 3% compared to 168.3 million in the third quarter 2015

NEW YORK, November 3, 2016 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) ("the Company" or "AmTrust") today announced third quarter 2016 net income attributable to common stockholders of $103.6 million, or $0.60 per diluted share(2), compared to $182.7 million, or $1.09 per diluted share(2) in the third quarter 2015. For the third quarter 2016, operating earnings(1) was $126.3 million, or $0.73 per diluted share(2), compared to $150.9 million, or $0.89 per diluted share(2), in the third quarter 2015. Annualized return on common equity was 15.9% for the third quarter 2016 compared to 35.4% for the third quarter 2015. Third quarter 2016 annualized operating return on common equity(1) was 19.4% compared to 29.2% in the third quarter 2015.

“We delivered a solid performance in the third quarter, with strong investment results, higher service and fee income, and growth in gross written premiums, compared with the same period a year ago,” said Barry Zyskind, Chairman, President and Chief Executive Officer, AmTrust. “Our performance reflects a full quarter’s contribution from Republic Companies, as well as continued strong policy retention and disciplined underwriting of new business in our small commercial business segment, as demonstrated by our stable loss ratio. The top-line results of our specialty risk and extended warranty segment reflect the impact of the decline in the British pound relative to the third quarter a year ago, and we are pleased with the underlying performance of this segment."

Mr. Zyskind also stated, "We are optimistic about our organic growth prospects, given our differentiated model in workers’ compensation and commercial lines products in the U.S., as well as opportunities in our warranty insurance offering globally. We remain focused on building a portfolio of business that leverages our proprietary technology and our efficient operating structure to enhance shareholder returns.”

Third Quarter 2016 Results
Total revenue was $1.41 billion, an increase of $181.3 million, or 15%, from $1.23 billion in the third quarter 2015. Gross written premium was $2.03 billion, an increase of $253.3 million, or 14%, from $1.78 billion in the third quarter 2015. Net written premium was $1.22 billion, an increase of $73.1 million, or 6%, compared to $1.14 billion in the third quarter 2015. Net earned premium was $1.20 billion, an increase of $150.8 million, or 14%, from $1.05 billion in the third quarter 2015. The combined ratio was 91.5% compared to 92.6% in third quarter 2015.
Total service and fee income of $146.6 million increased $20.5 million, or 16%, from $126.1 million in the third quarter 2015 and included $19.4 million from related parties in the third quarter 2016 compared to $19.3 million in the third quarter 2015.
Net investment income, excluding net realized gains and losses, totaled $59.9 million, an increase of 48% from $40.4 million in the third quarter 2015. The significant growth in investment income during the third quarter was primarily due to the increase in invested assets. Total cash and invested assets increased 38% to $9.07 billion as of September 30, 2016 compared to $6.55 billion as of September 30, 2015. In addition, third quarter 2016 results included net realized investment gains of $8.2 million, or $5.3 million after-tax, on fixed income and equity investments compared with net realized investment gains of $17.7 million, or $11.5 million after-tax, in the third quarter of 2015.
Loss and loss adjustment expense totaled $811.0 million in the third quarter 2016, compared to $709.6 million in the third quarter 2015, and resulted in a loss ratio of 67.8% compared with 67.9% for the third quarter 2015.
Acquisition costs and other underwriting expense of $284.0 million increased $25.9 million from $258.0 million for the third quarter 2015. The expense ratio was 23.7% compared to 24.7% for the third quarter 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $161.3 million, up 14% from $141.1 million in the third quarter 2015.
Other expense of $137.5 million increased $20.6 million, or 18%, from $116.9 million in the third quarter 2015.
The effective tax rate was 23.4%, compared to (7.6)% in the third quarter 2015.
During the third quarter 2016, the Company issued an aggregate of 287,500 shares of 6.95% Series F preferred stock, resultingin net proceeds of approximately $278 million.

Year-to-Date 2016 Results
Total revenue was $4.07 billion, an increase of $620.2 million, or 18%, from $3.45 billion YTD 2015. Gross written premium was $6.04 billion, an increase of $849.9 million, or 16%, from $5.19 billion YTD 2015. Net written premium was $3.71 billion, an increase of $510.3 million, or 16%, from $3.19 billion YTD 2015. Net earned premium of $3.45 billion increased $488.5 million, or 16%, from $2.96 billion YTD 2015. The combined ratio was 91.5% compared to 90.8% YTD 2015.
Total service and fee income of $429.1 million increased $82.3 million, or 24%, from $346.8 million YTD 2015 and included $61.1 million from related parties in the first nine months 2016 compared with $57.9 million YTD 2015.
Investment income, excluding net realized gains and losses, totaled $160.1 million, an increase of 44% from $111.3 million YTD 2015. The significant growth in investment income during the first nine months was primarily due to the increase in invested assets. Total cash and invested assets increased 38% to $9.07 billion as of September 30, 2016 compared to $6.55 billion as of September 30, 2015. In addition, YTD 2016 results included net realized investment gains of $31.3 million, or $20.3 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $30.7 million, or $20.0 million after-tax, in the same period in 2015.
Loss and loss adjustment expense totaled $2.31 billion YTD 2016, compared to $1.96 billion YTD 2015, and resulted in a loss ratio of 66.9% compared with 66.2% for the same period in 2015.
Acquisition costs and other underwriting expense of $847.4 million increased $119.0 million from $728.4 million YTD 2015. The expense ratio was 24.6%, in line with YTD 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $447.8 million, up 15% from $389.0 million in YTD 2015.
Other expense of $398.7 million increased $85.2 million, or 27%, from $313.5 million YTD 2015.
The effective tax rate was 19.7%, compared to 8.5% from YTD 2015.

During 2016, the Company issued 143,750 shares of 7.75% Series E preferred stock and 287,500 shares of 6.95% Series F preferred stock, resulting in aggregate net proceeds of approximately $417.3 million.

During 2016, the Company repurchased 6.2 million of its common shares at a weighted average price of $24.69 per share.
Total assets of approximately $22 billion as of September 30, 2016 increased approximately $4 billion, or 26%, from approximately $17 billion at December 31, 2015. Total cash, cash equivalents and investments of $9.22 billion increased $2.02 billion, or 28%, from $7.20 billion as of December 31, 2015. AmTrust's stockholder's equity of $3.52 billion increased 21% from $2.91 billion at December 31, 2015.
As of September 30, 2016, the Company's debt-to-capitalization ratio was 26.2%, compared with 25.8% as of December 31, 2015.
During the three months ended September 30, 2016, the Board of Directors declared cash dividends totaling $0.17 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484375
Conference Call:
On November 3, 2016 at 10:00 AM ET, Chairman, President & CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 97791660
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Thursday, November 3, 2016 through Thursday, November 10, 2016 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 97791660, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holdings Corp., or ACP Re, Ltd., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

SVP Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
(646) 458-7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gross written premium	$2,034,098	$1,780,813	$6,040,284	$5,190,338

Net written premium	$1,216,050	$1,142,983	$3,705,165	$3,194,893
Change in unearned premium	(19,814)	(97,575)	(252,895)	(231,138)
Net earned premium	1,196,236	1,045,408	3,452,270	2,963,755

Service and fee income	146,611	126,143	429,082	346,766
Net investment income	59,919	40,425	160,079	111,281
Net realized gain on investments	8,230	17,682	31,304	30,693
Other revenue	214,760	184,250	620,465	488,740
Total revenue	1,410,996	1,229,658	4,072,735	3,452,495
Loss and loss adjustment expense	811,048	709,604	2,310,514	1,961,362
Acquisition costs and other underwriting expense	283,958	258,016	847,395	728,402
Other expense	137,542	116,900	398,698	313,487
Total expense	1,232,548	1,084,520	3,556,607	3,003,251
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	178,448	145,138	516,128	449,244
Other income (loss):
Interest expense	(23,950)	(12,862)	(61,388)	(32,763)
Loss on extinguishment of debt	—	(557)	—	(5,271)
Gain on life settlement contracts net of profit commission	5,485	4,616	28,891	19,085
Foreign currency (loss) gain	(8,320)	24,721	(70,428)	17,355
Gain on acquisition	—	5,826	48,775	5,826
Total other income (loss)	(26,785)	21,744	(54,150)	4,232
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	151,663	166,882	461,978	453,476
Provision (benefit) for income taxes	35,516	(12,649)	91,160	38,635
Equity in earnings of unconsolidated subsidiaries (related parties)	1,954	13,477	12,532	23,048
Net income	118,101	193,008	383,350	437,889
Redeemable non-controlling interest and non-controlling interest	(2,975)	(1,511)	(12,809)	(6,940)
Net income attributable to AmTrust stockholders	$115,126	$191,497	$370,541	$430,949
Dividends on preferred stock	(11,576)	(8,789)	(31,943)	(22,797)
Net income attributable to AmTrust common stockholders	$103,550	$182,708	$338,598	$408,152
Operating earnings(1) attributable to AmTrust common stockholders	$126,341	$150,903	$403,280	$402,847

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Earnings per common share:
Basic earnings per share (2)	$0.61	$1.11	$1.96	$2.48
Diluted earnings per share (2)	$0.60	$1.09	$1.93	$2.43
Operating diluted earnings per share (1)(2)	$0.73	$0.89	$2.30	$2.40
Weighted average number of basic shares outstanding (2)	170,928	165,182	173,173	164,038
Weighted average number of diluted shares outstanding (2)	173,121	168,272	175,151	167,492
Combined ratio	91.5%	92.6%	91.5%	90.8%
Return on equity	15.9%	35.4%	17.9%	28.1%
Operating return on equity (1)	19.4%	29.2%	21.4%	27.7%
Reconciliation of net realized gain (loss):
Other-than-temporary investment impairments	(9,461)	(7,636)	(26,417)	(10,118)
Impairments recognized in other comprehensive income	—	—	—	—
	(9,461)	(7,636)	(26,417)	(10,118)
Net realized gain on sale of investments	17,691	25,318	57,721	40,811
Net realized gain	$8,230	$17,682	$31,304	$30,693

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share)

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Cash, cash equivalents and investments	$9,221,241	$7,199,535
Premium receivables	2,405,638	2,115,653
Goodwill and intangible assets	1,084,561	800,045
Loss and loss adjustment expense reserves	9,427,770	7,208,367
Unearned premium	4,900,926	4,014,728
Trust preferred securities	214,792	118,226
Convertible senior notes	170,018	165,361
6.125% Senior notes	248,116	247,911
7.25% Subordinated notes due 2055	145,171	145,078
7.50% Subordinated notes due 2055	130,656	130,572
5.75% Note payable	104,685	—
Preferred stock	913,750	482,500
AmTrust's stockholders' equity	3,521,490	2,909,060
Book value per common share (2)	$15.30	$13.79

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$103,550	$182,708	$338,598	$408,152
Less: Net realized gain on investments net of tax	5,350	11,493	20,348	19,950
Non-cash amortization of intangible assets	(18,229)	(12,294)	(41,639)	(32,166)
Non-cash interest on convertible senior notes net of tax	(1,592)	(1,371)	(4,667)	(4,376)
Loss on extinguishment of debt	—	(557)	—	(5,271)
Foreign currency transaction (loss) gain	(8,320)	24,721	(70,428)	17,355
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	6,026	—	6,026
Acquisition gain net of tax	—	3,787	31,704	3,787
Operating earnings (1) attributable to AmTrust common stockholders	$126,341	$150,903	$403,280	$402,847
Reconciliation of diluted earnings per share to diluted operating earnings per share (1)(2):
Diluted earnings per share	$0.60	$1.09	$1.93	$2.43
Less: Net realized gain on investments net of tax	0.03	0.07	0.12	0.11
Non-cash amortization of intangible assets	(0.10)	(0.08)	(0.24)	(0.18)
Non-cash interest on convertible senior notes net of tax	(0.01)	(0.01)	(0.03)	(0.02)
Loss on extinguishment of debt	—	—	—	(0.03)
Foreign currency transaction (loss) gain	(0.05)	0.16	(0.40)	0.10
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	0.04	—	0.03
Acquisition gain net of tax	—	0.02	0.18	0.02
Operating diluted earnings per share (1)(2)	$0.73	$0.89	$2.30	$2.40
Reconciliation of return on common equity to operating return on common equity: (1)
Return on common equity	15.9%	35.4%	17.9%	28.1%
Less: Net realized gain on investments net of tax	0.8%	2.2%	1.1%	1.5%
Non-cash amortization of intangible assets	(2.8)%	(2.4)%	(2.2)%	(2.4)%
Non-cash interest on convertible senior notes net of tax	(0.2)%	(0.3)%	(0.3)%	(0.3)%
Loss on extinguishment of debt net of tax	—%	(0.1)%	—%	(0.4)%
Foreign currency transaction (loss) gain	(1.3)%	4.9%	(3.8)%	1.2%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	1.2%	—%	0.5%
Acquisition gain net of tax	—%	0.7%	1.7%	0.3%
Operating return on common equity (1)	19.4%	29.2%	21.4%	27.7%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party), net of tax and acquisition gain, net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
On February 2, 2016, the Company's stock split on a two-for-one basis. As a result, the Company retrospectively adjusted all share and per share amounts in 2015 to reflect the impact of the stock split.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gross written premium
Small Commercial Business	$998,071	$797,654	$3,124,761	$2,574,602
Specialty Risk and Extended Warranty	598,977	577,284	1,779,984	1,528,017
Specialty Program	437,050	405,875	1,135,539	1,087,719
	$2,034,098	$1,780,813	$6,040,284	$5,190,338
Net written premium
Small Commercial Business	$457,869	$459,290	$1,684,035	$1,499,922
Specialty Risk and Extended Warranty	448,847	380,600	1,233,741	975,073
Specialty Program	309,334	303,093	787,389	719,898
	$1,216,050	$1,142,983	$3,705,165	$3,194,893
Net earned premium
Small Commercial Business	$516,996	$493,654	$1,594,068	$1,400,704
Specialty Risk and Extended Warranty	427,321	350,382	1,107,046	963,481
Specialty Program	251,919	201,372	751,156	599,570
	$1,196,236	$1,045,408	$3,452,270	$2,963,755
Loss Ratio:
Small Commercial Business	66.6%	64.9%	66.5%	64.9%
Specialty Risk and Extended Warranty	68.8%	72.2%	66.5%	67.2%
Specialty Program	68.5%	67.6%	68.4%	67.6%
Total	67.8%	67.9%	66.9%	66.2%
Expense Ratio:
Small Commercial Business	24.3%	26.5%	25.5%	26.1%
Specialty Risk and Extended Warranty	21.0%	20.0%	21.5%	20.5%
Specialty Program	27.3%	28.5%	27.1%	27.6%
Total	23.7%	24.7%	24.6%	24.6%
Combined Ratio:
Small Commercial Business	90.9%	91.4%	92.0%	91.0%
Specialty Risk and Extended Warranty	89.8%	92.2%	88.0%	87.7%
Specialty Program	95.8%	96.1%	95.5%	95.2%
Total	91.5%	92.6%	91.5%	90.8%